Independent Auditors' Consent




To the Shareholders and Trustees of
Smith Barney Principal Return Fund - Security and Growth Fund:
We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated January 14, 2000, on the statement of assets and liabilities for the Smith Barney Principal Return Fund - Security and Growth Fund (the Fund) as of November 30, 1999 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended and for the period from March 30, 1995 (commencement of operations) to November 30, 1995. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.
We also consent to the references to our firm under the headings "Financial Highlights"in the Prospectus and "Independent Auditors" in the Statement of Additional Information.



KPMG LLP
New York, New York
March 23, 2000
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